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Exhibit 10.17
Execution Version

[*] indicates that a confidential portion of the text of this agreement has been omitted. The non-public information has been filed separately with the Securities and Exchange Commission.
LICENSE AGREEMENT
This Agreement is entered into by and between
VTT Technical Research Centre of Finland Ltd, (hereinafter referred to as "VTT")
Business ID: 2647375-4
Address: Vuorimiehentie 3, P.O. Box 1000, FI-02044 VTT, Finland
and
Dyadic International (USA), Inc. (hereinafter referred to as the "Licensee")
Business ID: 45-0486747
Address: 140 Intracoastal Pointe Drive, Jupiter, FL 33477-5094
The above mentioned parties hereinafter also referred to as "Party" or "Parties".
WHEREAS, VTT has developed certain technology related to expression systems for micro- organisms and to promoters in expression systems;
WHEREAS, VTT has made an invention(s) related to the aforementioned technology and has filed patent application for the purpose of protecting the invention.
WHEREAS, the Licensee is interested in obtaining a right to use the invention and/or related patent(s) defined in more detail below in this Agreement, in its business; and
WHEREAS, VTT is desirous of granting such right to the Licensee in accordance with the terms and conditions of this Agreement; and
NOW THEREFORE, in consideration of the foregoing, the Parties agree as follows:
1.    DEFINITIONS

1.1
"Patent Rights" shall mean VTT's patent rights under the patent application nr. FI 20165137 (filed 22.2.2016) titled "Expression system for eukaryotic micro-organisms", and its counterparts in different countries claiming priority from this patent application.

1.2
"Licensed Products" shall mean any and all products that are within the Patent Rights manufactured, have manufactured, sold or otherwise supplied by the Licensee, Dyadic Group Companies and their sub-licensee(s).

1.3	"Effective Date" shall mean the date of the latest signature of this Agreement by the Parties.

1.4
"Invention" shall mean inventions described in the Patent Rights, i.e. an expression system for a eukaryotic microorganism, host, a host comprising said expression system, and a method for producing a desired protein product by using said host; a method for identifying a universal core promoter, a universal core promoter obtainable by said

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method, and an expression system, a eukaryotic micro-organism host and method for producing a protein product by using a universal core promoter.

1.5	"Field" shall mean protein production in pharmaceutical applications in connection with Cl strains.

1.6	"Cl strain" shall mean any fungal strains that have taxonomy of either (a) [*], (b) [*] or (c) [*].

1.7
"Sub-license Agreement" means a written agreement between the Licensee and its sub• licensee (including also Dyadic Group Companies) concerning user rights granted to the Patent Rights and/or the Invention covered by the Patent Rights.

1.8
"Dyadic Group Companies" shall mean Licensee and companies that are controlled by the Licensee. Control shall mean the holding of more than 50% of the nominal value of the issued share capital in the legal entity concerned, or of a majority of the voting rights of the shareholders of that entity.

1.9	"Commission" shall mean Commission Contract between VTT Technical research Centre of Finland and Dyadic International, signed 5.9.2016.
2.    GRANT OF LICENSE; RIGHTS BY LICENSEE

2.1	Grant of License
VTT hereby grants to Licensee, a worldwide, non-exclusive, and non-transferable right and license to use the Invention covered by the Patent Rights to manufacture, have manufactured, sell, use, distribute, and market Licensed Products in the Field . Furthermore, the Licensee and its sub-licensees are allowed to modify, improve and/or develop independently the Cl Strains, using Patent Rights, e.g. in case of expressing new target proteins or modification of the functional components of the synthetic promoter system after the project performed under the Commission between the Parties has ended. Such improvements made after the project under the Commission shall be the property of the Licensee. The right to modify, improve and/or develop improvements and/or the use of such improvements is limited to CI Strains in the Field. For the avoidance of doubt, improvements made by VTT to the technology covered by Patent Rights shall be the property of VTT.
The Patent Rights shall remain the property of VTT and it is understood that, in addition to the rights expressly granted to the Licensee under this Agreement, no licence or right of use under any patent or patentable right, copyright, trademark or other proprietary right, or pertaining to any materials or information belonging to VTT is granted or conveyed to the Licensee by this Agreement.
The use of VTT's name or logo in connection with the advertising or sale of Licensed Products is prohibited, without prior written consent of VTT.

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2.2.	Right to Sub-license
Licensee, and Dyadic Group Companies with whom the Licensee concludes a Sub-License Agreement shall, subject to the payment by the Licensee of the sub-license fee(s) stated in Clause 3.2, have the right to grant sub-licenses to the Patent Rights (the promoter technology) non-exclusively solely in connection with sales and/or licensing of the Licensee's Cl platform and/or sales or licensing of Licensed Products in the Field. The sub• licenses shall solely be made through Sub-license Agreements. The Licensee shall inform VTT of all of its sub-licensees, and Sub-license Agreements under this Agreement immediately when such Sub-license Agreement is concluded. Sub-licensees of the Licensee except Dyadic Group Companies shall not have the right to further sub-license the Patent Rights. The Licensee shall, however, in any case remain the sole point of contact towards VTT regarding the Patent Rights and sub-licenses granted. Furthermore, the Licensee shall ensure that the Sub-license Agreements contain the same limitations regarding the use of the Patent Rights as stated in this Agreement and the Licensee shall be responsible for the actions of Dyadic Group Companies and actions of sub-licensees regarding the Patent Rights and compliance with said limitations.
3.    PAYMENTS

3.1	First Lump Sum Payment
The Licensee shall pay VTT for the license herein granted a non-refundable lump sum payment in the amount of [*] euros when the Licensee a) first uses the technology covered by the Patent Rights to manufacture or to have manufactured Licensed Products; b) makes the first sale of a Licensed Product; c) concludes a Sub-license Agreement; or d) on the 31st of July 2019, whichever occurs first. The Licensee shall promptly notify VTT of the aforementioned triggering events by e-mail to the address identified in Clause 8.1, and VTT shall invoice the first lump sum payment promptly after receipt of said notice, or in case d) occurs first, VTT shall invoice the first lump-sum payment on the 31st of July 2019.

3.2.	Sub-license Fee
Licensee shall pay a sub-license fee in the amount of [*] euros for each Sub-license Agreement concluded by the Licensee and/or by Dyadic Group Companies. Said sub-license fee shall be invoiced by VTT promptly after receipt of the Licensee's notification(s) that a Sub-license Agreement(s) has been concluded by the Licensee or Dyadic Group Companies. The sub-license fee shall not apply to sub-licenses granted by Licensee to Dyadic Group Companies.

3.3	Annual Fee
The Licensee shall pay VTT a non-refundable annual fee in the amount of [*] euros.
The payment shall be invoiced by VTT in February of each year this Agreement is in force, starting in February 2020.

3.4	Audit

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Licensee shall keep, and shall cause Dyadic Group Companies and sub-licensees to keep, accurate records and books of account of all development processes related to the technology covered by the Patent Rights. Furthermore, Licensee and Dyadic Group Companies shall keep accurate records of any Sub-license Agreements concluded under this Agreement. The Licensee and shall permit VTT to engage a certified public accounting firm to examine such books and records for auditing purposes at any time during normal business hours. In case the audit shows that the Licensee has failed to notify VTT of Sub-license Agreements concluded, the Licensee shall immediately pay VTT the sub-license fee(s) that should have been paid under this Agreement and the interest stated in Clause 3.5 calculated from the day when the Sub-license Agreement was concluded.

3.5	Payment Terms
All invoices shall be payable within thirty (30) days from the date of the relevant invoice. Value added tax and any taxes, duties or charges imposed by authorities outside of Finland shall be added, if applicable, to the payments. Interest on late payments shall be determined in accordance with the Finnish Interest Act 633/1982. Possible debt collection charges shall be added to the invoice.
4.    LIABILITY

4.1	No Warranties
VTT warrants that it is the owner of the Patent Rights. VTT warrants that up until the Effective Date, the validity of the Patent Rights has not been challenged and there have been no past claim and that there are no pending claims or actions brought against VTT regarding the Patent Rights.
Apart from the aforementioned, the Patent Rights are provided "AS IS" and VTT makes no representations or warranties with respect to the Patent Rights and/or inventions covered by the Patent Rights, including but not limited to warranties regarding commercial utility, merchantability or fitness for any particular purpose, absence of a latent or other defect, validity, enforceability or that the use of the Patent Rights, and/or inventions covered by the Patent Rights will not infringe any patent, copyright, other proprietary or property rights of others. VTT does not guarantee the patentability of any inventions included in the Patent Rights.

4.2	Liability
The Licensee shall bear any product liability as well as any other liability for the commercial utilization of the Patent Rights and/or the inventions covered by the Patent Rights. The Licensee shall be solely responsible for, and VTT shall have no obligation to honour, any warranties that Licensee provides to its customers with respect to the Patent Rights and /or Licensed Products. The Licensee shall indemnify and hold VTT harmless from and against damages and losses regarding the aforementioned.
VTT shall not be liable to Licensee, its successors, assigns,sub-licensees, or affiliates for any loss of profits, loss of business, interruption of business, nor for indirect, special or consequential damages of any kind whether under this Agreement or otherwise, even if VTT has been advised of the possibility of such loss.

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VTT's liability shall, in all cases be limited to the sum of payments received from the Licensee under this Agreement, unless damages are caused by wilful act or gross negligence.
5.    PATENTS AND PATENT INFRINGEMENT

5.1	Patents
For the term of this Agreement, VTT shall be responsible for the application, maintenance and prosecution of the Patent Rights. VTT shall also pay the costs arising out of the application, maintenance and prosecution of the Patent Rights. VTT shall take reasonable steps to apply and maintain the Patent Rights.
The Patent Rights will enter into PCT phase and national phase already during the Commission and it is agreed that VTT shall continue the patent application process regarding said patent application in the USA and in Europe as an EP patent application aiming at validations in DE, GB, and FR. Should the Licensee wish to continue the patent application in any other countries, it may request VTT to do so at least 45 days prior to the relevant deadline in the application process, in which case the Licensee shall pay VTT all the patenting costs arising out of such other countries as they occur.
VTT does not, however, guarantee the patentability of any inventions included in the Patent Rights.

5.2	Patent Infringement by Licensee
In the event that Licensee is sued by a third party for patent infringement because of its exercise of the license granted herein, Licensee shall defend the suit at its expense, but VTT may reasonably cooperate, at Licensee's request and expense, in the conduct of the defence, however, VTT shall have no obligation to participate in the defence of any infringement suits or actions.

5 .3	Patent Infringement by Others
In the event that any infringement or suspected infringement of the Patent Rights comes to the attention of either Party, it shall promptly notify the other Party thereof.
Upon the occurrence of any infringement or suspected infringement of the Patent Rights, VTT and the Licensee shall as soon as practicable consult to decide what steps shall be taken to prevent or terminate such infringement. VTT or the Licensee shall take all such steps as may be agreed by them, including the institution of legal proceedings, where necessary, in the name of one of the Parties or in the joint names of VTT and the Licensee as appropriate. For the avoidance of doubt, neither Party shall have any obligation to initiate or take part in any specific actions or proceedings.
6.    CONFIDENTIALITY
Both Parties shall keep confidential and not disclose to third parties during the term of this

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as any other confidential information received from the other Party in connection with this Agreement. The confidential information received from the other Party shall only be used for the purposes of performing the Parties' rights and obligations under this Agreement.
The obligations regarding confidentiality shall not concern information that the receiving Party can show:

a)	is or becomes published or otherwise generally available to the public without violation of this Agreement; or

b)	is already known to the receiving Party at the time of disclosure; or

c)	is lawfully obtained by the receiving Party from a third party without any restrictions on confidentiality; or

d)	is independently developed by the receiving Party without any use of confidential information.
If the receiving Party is required, pursuant to an administrative or a judicial action or subpoena, to disclose disclosing Party's confidential information, the receiving Party shall have the right to make such disclosure, provided to the extent it is lawfully allowed to do so, it shall prior to any such disclosure notify the disclosing Party and give the disclosing Party the opportunity to seek any legal remedy it considers necessary to protect its confidential information.
Notwithstanding the foregoing, it is acknowledged that this is a non-exclusive license and VTT has also other commitments regarding the Patent Rights and therefore it is agreed that VTT shall have the right to disclose the general content of this Agreement to other licensees or research partners in case needed to show compliance with such other commitments or licenses.
7.    TERM AND TERMINATION

7.1	Term
The term of this Agreement and the rights and licenses granted hereunder shall commence on the Effective Date and shall expire when the last patent included in the Patent Rights expires, unless terminated earlier in accordance with this Section 8. in case this Agreement expires due to the expiration of all patents included in the Patent Rights the Licensee, Dyadic Group Companies and their sub-licensees shall retain a fully paid up, worldwide right to utilise the technology covered by the Patent Rights as they see fit.
Notwithstanding the foregoing, the Licensee, in its discretion can terminate this agreement by a written notice to VTT at least thirty (30) days prior to the termination. In case of termination of this Agreement for any other reason except expiration of all the patents included in Patent Rights all user rights and licenses granted to the Licensee and to Dyadic Group Companies under this Agreement shall lapse from the date of termination. The termination does not have any effect on payment obligations accrued prior to such termination. Furthermore, the termination does not have any effect on the user rights of sub-licensees of the Licensee or sub-licensees of Dyadic Group Companies, provided that the Licensee has paid VTT the sub-license fee regarding each Sub-license Agreement and that the sub-licensees comply with the user rights and limitations thereto as stated in this Agreement.

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7.2	Default
If Licensee shall at any time default in the making of any payments, or shall commit breach of any covenant or agreement herein contained, and shall fail to remedy any such default or breach within thirty (30) days after receipt by Licensee of written notice thereof from VTT, VTT may, at its option, cancel this Agreement and revoke the rights and licenses herein granted, by notice in writing to such effect.
Both Parties shall have the right to terminate this Agreement immediately in case the other Party essentially breaches the terms of this Agreement and does not remedy such breach within 30 days after it has received a written notice from the other party identifying the said breach. In case of termination all rights granted to the Patent Rights shall lapse. The termination does not have any effect on payment obligations accrued prior to such termination.

7 .3	Insolvency
If the Licensee becomes insolvent, enters into bankruptcy or liquidation or any other arrangement for the benefit of its creditors, this Agreement and the licenses herein granted shall thereupon automatically terminate.

7.4	Survival of Rights
Provisions the legal effects of which are meant to survive the expiration or termination of this Agreement shall survive the termination or expiration of this Agreement.

8.	MISCELLANEOUS

8.1
All notices, documents, statements, reports and other writings required or permitted to be given by the terms of this Agreement shall be sent either by mail or by e-mail, properly addressed to VTT or Licensee at their following addresses:

VTT:
Address: VTT, IPR Management I License Agreements, P.O. Box 1000, FI-02044 VTT, Finland
E-mail: IP.agreements@vtt.fi
Contact person: [*]
Licensee:
Address: 140 Intracoastal Pointe Drive, Jupiter, FL 33477-5094
E-mail: memalfarb@dyadic.com, JLatiuk@dyadic.com or HZosiak@dyadic.com
Contact person: Mark Emalfarb, Julie Latiuk or Heidi Zosiak (phone 1-561-743-8333)
Invoices shall be sent to the Licensee to the following address: 140 Intracoastal Pointe Drive, Jupiter, FL 33477-5094.

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8.2	No Waiver
A waiver by either party of a breach or violation of any provision of this Agreement will not constitute or be construed as a waiver of any other breach or violation of this Agreement.

8.3	Governing Law and Settlement of Disputes
This Agreement shall be subject to laws of Finland excluding its principles on conflict of laws.
Any disputes arising out of or in connection with this Agreement which cannot be solved amicably, shall be submitted to arbitration procedure and shall be finally settled under the Arbitration Rules of the International Chamber of Commerce by one or three arbitrators appointed by the said the Rules. The proceedings shall take place in Helsinki, Finland, and shall be held in English.

8.4	Entire Agreement
This Agreement constitutes the entire understanding of the Parties relating to the Patent Rights and supersedes all prior understandings and agreements. No modification or amendment of this Agreement shall be valid or binding except if in writing signed by each of the Parties.

8.5	Assignment, Binding effect
No rights hereunder may be assigned and no duties hereunder may be delegated by Licensee except with the express prior written consent of VTT. This Agreement may not be transferred in any manner including to a successor in interest by merger, by operation of law, assignment, purchase or otherwise, except with the prior written consent of VTT. Notwithstanding the foregoing, in case such transfer or merger is incident to transfer or merger of the entire business of Licensee, or if the business operations of the Licensee related to the Patent Rights are sold to a third party, a transfer is allowed provided that the Licensee promptly notifies VTT of such transfer. All prohibited transfers and/or assignments shall be null and void.
Subject to the foregoing, this Agreement and the rights and licenses herein granted shall be binding upon and shall inure to the benefit of VTT, Licensee and their successors and permitted assigns.

8.6	Counterparts
This Agreement has been drawn up in two (2) originals, one for each party.

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement.

VTT Technical Research Centre of Finland Ltd
Date	17.3.2017

/s/ [*]
Name: [*]
Title: [*]

Licensee: Dyadic International (USA), Inc.
Date	3/27/2017

/s/ Mark Emalfarb
Name: Mark Emalfarb
Title: CEO